UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

Zalatoris Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-901886	86-1837862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Wall Street
Suite 5801
New York, New York 10005
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (917) 675-3106

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Units, each consisting of one share of Class A Common Stock and one Redeemable Warrant	TCOA.U	New York Stock Exchange
Class A Common Stock, $0.0001 par value per share	TCOA	New York Stock Exchange
Redeemable Warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	TCOA WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Change in Company Officers and Directors

In early March of 2024, Paul Davis presented to the then current members of the board of directors (the “Former Board”) of Zalatoris Acquisition Corp., a Delaware corporation (the “Company”) a resignation letter resigning from his position as Chief Executive Officer and as a member of the Former Board (the “CEO Resignation”).

On March 15, 2024, the Former Board appointed Stephanos Papadopoulos, a then independent director of the Company, as Chief Executive Officer and director of the Company, in order to fill the vacancy created by the CEO Resignation (the “New CEO Appointment”). Also on March 15, 2024, to fill the vacancy in the Former Board created by the New CEO Appointment and to comply with independence requirements under the New York Stock Exchange (the “NYSE”), the Former Board appointed Llewellyn Farquharson as an independent director of the Company.

In mid-March of 2024, Llewellyn Farquharson was terminated from his position as an independent director of the Company (“Mr. Farquharson’s Termination”).

On April 12, 2024, the board of directors (the “Board”) of the Company held a special meeting (the “Meeting”) during which the Board ratified Mr. Farquharson’s Termination and, after making independence determinations and confirming compliance with the NYSE independence requirements, appointed Andrew Kwon as an independent director of the Company and member of the Audit Committee of the Company.

As a result of the above-mentioned resignations and appointments, the Board and the Executive Officers of the Company shall consist of solely the following persons:

Chief Executive Officer and Director	Stephanos Papadopoulos
Chief Financial Officer and Director	Pantelis Dimitriou
Independent Director	Niall Ennis
Independent Director	Adeel Rouf
Independent Director	Andrew Kwon

The following sets forth certain information concerning each of the new appointees’ past employment history, directorships held in public companies, if any, and, for directors, their qualifications for service on the Board.

Stephanos Papadopoulos

Mr. Papadopoulos has been a member of the board of the Company since September 7, 2023. He has worked in C Suite, Advisory Board and Board Director level positions in strategy finance and operations, as well as a consultant and coach on an international basis in numerous industries, including financial services, FMCG, retail trade, manufacturing, high tech, education, mining, construction, heavy machinery trading and automobile trade. Mr. Papadopoulos holds both a Bachelor’s Degree and Master’s Degree in Business Administration from Michigan State University. He is qualified as a CPA and CGMA and is a member of the American Institute of Certified Public Accountants.

Andrew Kwon

Mr. Kwon has over 20 years of experience in equities, derivatives-oriented trading on buy side and sell side. He focuses primarily on SPAC investments generating alpha through pre- and post-merger strategies. He is an expert in SPAC mechanics, valuation, warrant opportunity identification and risk management. Mr. Kwon is proficient in equity research, deal analysis, and efficient trade execution. He was previously a Senior Trading Analyst for Glazer Capital Management, from January 2021 to January 2024. In his role, he analyzed over 700 SPAC IPOs and managed a $500 million SPAC portfolio. He graduated from Northeastern University with a Bachelor of Science.

Committee Appointments

As a result of Andrew Kwon’s appointment to the Board and as a member of the Audit Committee, at the Meeting the Board confirmed and ratified the composition of each of the Audit Committee, the Compensation Committee, and Nominating and Corporate Governance Committee, which are now as follows:

Audit Committee	Niall Ennis Adeel Rouf Andrew Kwon
Compensation Committee	Niall Ennis Adeel Rouf Andrew Kwon
Nominating and Corporate Governance Committee	Niall Ennis Adeel Rouf Andrew Kwon

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has caused this report to be signed on its behalf by the undersigned duly authorized officer.

ZALATORIS ACQUISITION CORP.

Date: April 17, 2024	By:	/s/ Stephanos Papadopoulos
Stephanos Papadopoulos
Chief Executive Officer